Exhibit 10.30

AMENDMENT AND RESTATEMENT AGREEMENT dated as of September 15, 2006, among YUM! BRANDS, INC., (the “Company”) YUM! RESTAURANT HOLDINGS (the “UK Borrower”), YUM! RESTAURANTS INTERNATIONAL S.à.R.L., LLC (U.S. BRANCH) (the “Luxembourg Borrower”) and YUM! RESTAURANTS INTERNATIONAL (CANADA) LP (the “Canadian Borrower”) and the LENDERS party hereto under the Credit Agreement dated as of November 8, 2005 (as amended and in effect on the date hereof, the “Existing Credit Agreement”), among the Borrowers, the Company, the lenders referred to therein, Citibank International Plc, as Facility Agent and Citibank, N.A., Canadian Branch, as Canadian Facility Agent.

WHEREAS the Borrowers have requested, and the Company and the Lenders (as defined in the Existing Credit Agreement) have agreed, upon the terms and subject to the conditions set forth herein, that the Existing Credit Agreement be amended as provided herein;

NOW, THEREFORE, the Borrowers, the Company and the Lenders hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Credit Agreement referred to below.

SECTION 2. Amendment Effective Date. (a) The transactions provided for in Section 3 hereof shall be consummated at a closing to be held on the Amendment Effective Date at the offices of Cravath, Swaine & Moore LLP, or at such other time and place as the Company and the Facility Agent shall agree upon.

(b) The “Amendment Effective Date” shall be a date specified by the Company as of which all the conditions set forth or referred to in Section 4 hereof shall have been satisfied.

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SECTION 3. Restatement of the Existing Credit Agreement. Effective upon the Amendment Effective Date, the Existing Credit Agreement (excluding the annexes, schedules and exhibits thereto that are not attached as part of Exhibit A hereto) is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Restated Credit Agreement”), and the Facility Agent is hereby directed by the Lenders to take such actions as may be required to give effect to the transactions contemplated hereby. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Existing Credit Agreement as amended and restated in the form of the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement.

SECTION 4. Conditions. The consummation of the transactions set forth in Section 3 of this Agreement shall be subject to the satisfaction (or waiver in accordance with Section 5 below) of the following conditions precedent:

(a) The Facility Agent (or its counsel) shall have received from each of the Company, the Borrowers and the Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Facility Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Facility Agent shall have received a favorable written opinion (addressed to the Facility Agent and the Lenders and dated the Amendment Effective Date) of each of Mayer, Brown, Rowe & Maw LLP, Stikeman Elliot, LLP, Kaufhold Ossola & Associés, avocats and Linklaters, US counsel, Canadian counsel, Luxembourg counsel and UK counsel, respectively, for the Loan Parties, substantially in the form of Exhibits B-1, B-2, B-3 and B-4 respectively, and covering such other matters relating to the Loan Parties, the Loan Documents or the Restatement Transactions as the Required Lenders shall reasonably request. Each of the Company and the Borrowers hereby requests such counsel to deliver such opinion.

(c) The Facility Agent shall have received such documents and certificates as the Facility Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Restatement Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Restatement Transactions, all in form and substance reasonably satisfactory to the Facility Agent and its counsel.

(d) The Facility Agent shall have received a certificate, dated the Amendment Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, solely in his capacity as such and not individually, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Restated Credit Agreement.

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(e) The Facility Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, as applicable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company or any Borrower hereunder or under the Existing Credit Agreement.

(f) To the extent requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(g) If and to the extent that any Revolving Borrowing is outstanding under the Existing Credit Agreement on the Amendment Effective Date, and after giving effect to the Restatement Transactions, the Loans included in such Revolving Borrowing would not be held ratably by the Lenders in accordance with their Commitments, then the applicable Borrower shall prepay such Revolving Borrowing on the Amendment Effective Date. If any Canadian Swingline Loan (as defined in the Existing Credit Agreement) is outstanding on the Amendment Effective Date, then the Canadian Borrower shall prepay such Canadian Swingline Loan on the Amendment Effective Date.

The Facility Agent shall notify the Company and the Lenders of the Amendment Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the consummation of the transactions set forth in Section 3 of this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 5 below) at or prior to 5:00 pm, New York City time, on September 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Existing Credit Agreement shall remain in effect without giving effect to any provisions of this Agreement).

SECTION 5. Effectiveness; Counterparts; Amendments. (a)  This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of the Borrowers, the Company and the Lenders, shall have been received by the Facility Agent. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Borrowers, the Lenders and the Facility Agent. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6. No Novation. This Agreement shall not extinguish the Indebtedness outstanding under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Indebtedness outstanding under the Existing Credit Agreement, which shall remain outstanding after the Amendment Effective Date as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.15, 2.16, 2.17 and 9.03 of the Restated Credit

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Agreement will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Amendment Effective Date but only to the extent expressly set forth therein.

SECTION 7. Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Restated Credit Agreement.

SECTION 8. Applicable Law; Waiver of Jury Trial. (A)  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 9.10 OF THE RESTATED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN EXCEPT THAT THE TERM “AGREEMENT” THEREIN SHALL BE DEEMED TO REFER TO THIS AGREEMENT.

SECTION 9. Affirmation of Guarantor. The Company hereby consents to the Restated Credit Agreement, and hereby confirms and agrees that the obligations of the Company contained in the Guarantee Agreement and in any other Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

YUM! BRANDS, INC.,

/s/ R. Scott Toop
Vice President and
Associate General Counsel

YUM! RESTAURANT HOLDINGS,

/s/ Timothy J. Ashby
Director

YUM! RESTAURANTS INTERNATIONAL S.À.R.L., LLC (U.S. BRANCH).

/s/ Alan Kohn
Branch Manager

YUM! RESTAURANTS INTERNATIONAL (CANADA) LP, by its general partner YUM! BRANDS CANADA MANAGEMENT HOLDING, INC.,

/s/ Sabina Rizvi
Chief Financial Officer

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HSBC BANK USA, NA,

/s/ Martin J. Haythorne
Managing Director

Wachovia capital finance corporation (canada),

/s/ Carmela Massari
First Vice President

WACHOVIA BANK NATIONAL ASSOCIATION,
by
/s/ Mark S. Supple
Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. "RABOBANK INTERNATIONAL", NEW YORK BRANCH,

/s/ Tamira Treffers-Herrera
Executive Director

/s/ Brett Delfino
Executive Director

RABOBANK NEDERLAND CANADIAN BRANCH,

/s/ Rommel Domingo
Vice President

/s/ Anthony H. Liang
Vice President

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THE BANK OF NOVA SCOTIA,

/s/ Barry Hillcoat
Director

JPMORGANCHASE BANK, N.A., London,

/s/ Barry Bergman
Managing Director

JPMORGAN CHASE BANK, N.A.,

/s/ Barry Bergman
Managing Director

CITIBANK INTERNATIONAL PLC, individually and as Facility Agent,

/s/ Paul Gibbs
Vice President

CITIBANK, N.A., LONDON BRANCH,

/s/ Paul Gibbs
Vice President

CITIBANK, N.A., CANADIAN BRANCH, as a Lender and as Canadian Facility Agent,

/s/ Niyousha Zarinpour
Authorized Signer

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A	—	Restated Credit Agreement
Exhibit B-1	—	Form of Opinion of Mayer, Brown, Rowe & Maw LLP
Exhibit B-2	—	Form of Opinion of Stikeman Elliot, LLP
Exhibit B-3	—	Form of Opinion of Kaufhold Ossola & Associés, avocats
Exhibit B-4	—	Form of Opinion of Linklaters

EXHIBIT A

CREDIT AGREEMENT

dated as of

November 8, 2005,

Amended and Restated as of

September 15, 2006

among

YUM! BRANDS, INC.,
YUM! RESTAURANT HOLDINGS,
YUM! RESTAURANTS INTERNATIONAL S.à.R.L., LLC (U.S. BRANCH),
YUM! RESTAURANTS INTERNATIONAL (CANADA) LP,

The Lenders Party Hereto

and

CITIBANK INTERNATIONAL PLC,
as Facility Agent

CITIBANK, N.A., CANADIAN BRANCH,
as Canadian Facility Agent

CITIGROUP GLOBAL MARKETS LIMITED,
J.P. MORGAN SECURITIES INC.,

as Joint Mandated Lead Arrangers and Joint Bookrunners

HSBC BANK USA, N.A., and
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH
as Co-Arrangers

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	26
SECTION 1.03.	Terms Generally	27
SECTION 1.04.	Accounting Terms; GAAP	27

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	49
SECTION 3.02.	Authorization; Enforceability	49
SECTION 3.03.	Governmental Approvals; No Conflicts	49
SECTION 3.04.	Financial Condition; No Material Adverse Change	50
SECTION 3.05.	Properties	50
SECTION 3.06.	Litigation and Environmental Matters	50

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SECTION 3.07.	Compliance with Laws and Agreements	51
SECTION 3.08.	Investment and Holding Company Status	51
SECTION 3.09.	Taxes	51
SECTION 3.10.	ERISA	51
SECTION 3.11.	Disclosure	52
SECTION 3.12.	Initial Guarantors	52

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	52
SECTION 4.02.	Each Credit Event	52

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

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SECTION 6.11.	Sale and Lease-Back Transactions	62
SECTION 6.12.	Ownership of Borrowers	62

ARTICLE VII

Events of Default

SECTION 7.01.	Events of Default	62
SECTION 7.02.	Exclusion of Immaterial Subsidiaries	65

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule A – Initial Guarantors

Schedule 2.01 -- Commitments

Schedule 2.13 -- Mandatory Cost

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Schedule 2.17 -- PTR Scheme

Schedule 3.06 -- Disclosed Matters

Schedule 3.11 -- Disclosure

Schedule 6.01 -- Existing Indebtedness

Schedule 6.02 -- Existing Liens

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption Agreement

Exhibit B -- Form of Guarantee Agreement

CREDIT AGREEMENT (the “Agreement”) dated as of November 8, 2005, as amended and restated as of September 15, 2006, among YUM! BRANDS, INC., YUM! RESTAURANT HOLDINGS, YUM! RESTAURANTS INTERNATIONAL S.à.R.L., LLC (U.S. BRANCH) and YUM! RESTAURANTS INTERNATIONAL (CANADA) LP, the LENDERS party hereto, CITIBANK INTERNATIONAL PLC, as Facility Agent and CITIBANK, N.A., CANADIAN BRANCH, as Canadian Facility Agent.

WHEREAS, the Company (such term, and other capitalized terms used herein, being used as defined in Section 1.01 of this Agreement), the Borrowers, the Lenders and the Agents are parties to a Credit Agreement dated as of November 8, 2005 (as amended, the “Existing Credit Agreement”), as in effect immediately prior to the Amendment Effective Date (as defined herein);

WHEREAS, the Company, the Borrowers and the Lenders are parties to the Amendment and Restatement Agreement dated as of September 15, 2006 (the “Amendment and Restatement Agreement”);

WHEREAS, subject to the satisfaction of the conditions set forth in the Amendment and Restatement Agreement, the Existing Credit Agreement shall be amended and restated as provided herein:

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquired Business” means any Person, property, business or asset acquired (or, as applicable, proposed to be acquired) by the Company or a Subsidiary pursuant to a Permitted Acquisition.

“Adjusted EBITDA” means, for any period, the Consolidated EBITDA of the Company for such period, adjusted (a) to include (to the extent not otherwise included) the Consolidated EBITDA of any Acquired Business acquired during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term Permitted Acquisition, any Acquired Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been acquired subsequent to the end of such period and prior to such time as well as that proposed to be acquired) pursuant to a Permitted Acquisition and not subsequently sold, transferred or otherwise disposed of during such period (or, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition, subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Acquired Business for such period (including the portion thereof attributable to such period prior to the date of acquisition of such Acquired Business) and (b) to exclude the Consolidated EBITDA of any Sold Business sold, transferred or otherwise disposed of during such period (and, solely for purposes of determining whether a proposed acquisition is a Permitted Acquisition pursuant to clause (d) of the definition of the term Permitted Acquisition, any Sold Business that, at the time of calculation of Adjusted EBITDA for such purpose, has been sold, transferred or otherwise disposed of subsequent to the end of such period and prior to such time), based on the actual Consolidated EBITDA of such Sold Business for such period (including the portion thereof attributable to such period prior to the date of sale, transfer or disposition of such Sold Business). For purposes of calculating Adjusted EBITDA for any period, the portion of the Consolidated EBITDA of any Acquired Business that is to be included in Adjusted EBITDA for such period that is attributable to the period prior to the date of acquisition of such Acquired Business shall be determined as though all net income of such Acquired Business for such period was distributed to the holders of the Equity Interests of such Acquired Business ratably.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Facility Agent and the Canadian Facility Agent.

“Alternative Currency” means Sterling, with respect to the Loans made to the UK Borrower, or Canadian Dollars, with respect to the Loans made to the Canadian Borrower.

“Alternative Currency Borrowing” means a Borrowing comprised of Alternative Currency Loans.

“Alternative Currency Equivalent” means, with respect to an amount in U.S. Dollars on any date in relation to a specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of U.S. Dollars at the Spot Exchange Rate with respect to such Alternative Currency on such date.

“Alternative Currency Loan” means any Loan denominated in an Alternative Currency.

“Amendment and Restatement Agreement” has the meaning assigned to such term in the recitals hereto.

“Amendment Effective Date” has the meaning assigned to such term in the Amendment and Restatement Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” means, for any day, with respect to any Loan hereunder, the applicable margin per annum set forth below based upon (a) the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt and (b) the Leverage Ratio. If the Category applicable to the ratings established or deemed to have been established (as set forth below) by Moody’s and S&P for the Index Debt (the “Index Category”) shall fall within a Category numerically higher (i.e., less favorable to the Borrowers) than the Category applicable to the Leverage Ratio (the “Leverage Category”), then the Applicable Margin shall be determined by reference to the Leverage Category; provided, that in any case where the Leverage Category is more than one Category numerically lower (i.e., more favorable to the Borrowers) than the applicable Index Category, then the Applicable Margin shall be determined by reference to the Category one numerically lower (i.e., more favorable to the Borrowers) than the applicable Index Category. If the Leverage Category is in a Category numerically higher (i.e., less favorable to the Borrowers) than the Index Category, then Applicable Margin shall be determined by reference to the Index Category.

Category	Index Debt Ratings	Leverage Ratio	Applicable Margin (basis points)
1	> A2 / A	< 0.60x	20
2	A3 / A-	0.60x -0.84x	25
3	Baa1 / BBB+	0.85x -1.09x	30
4	Baa2 / BBB	1.10x -1.49x	40
5	Baa3 / BBB-	1.50x -1.89x	60
6	Ba1 / BB+	1.90x -2.29x	90
7	< Ba1 / BB+	> 2.30x	120

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 7; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the Category numerically lower (i.e., more favorable to the Borrowers) of the two ratings unless one of the two ratings is two or more Categories numerically lower (i.e., more favorable to the Borrowers) than the other, in which case the Applicable Margin shall be determined by reference to the Category one numerically higher (i.e., less favorable to the Borrowers) than the Category numerically lower (i.e., more favorable to the Borrowers) of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the Company’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b); and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Facility Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Margin; provided that the Leverage Ratio shall be deemed to be based on Category 7 (A) at any time that an Event of Default (other than an Event of Default of the type set forth in clause (e) or (h) of Section 7.01) has occurred and is continuing or (B) if the Company fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until (but excluding the date that) such consolidated financial statements are delivered.

“Applicable Swingline Percentage” means (a) in respect of any funding of Luxembourg Swingline Loans, 43.75% for each of Citibank N.A., London and JPMorgan Chase Bank, N.A. and 12.50% for Wachovia Bank N.A., and (b) in respect of any funding of UK Swingline Loans, 41.77215% for each of Citibank N.A., London and JPMorgan Chase Bank, N.A., and 16.4557% for Wachovia Bank N.A.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assigned Dollar Value” has the meaning assigned to such term in Section 2.06.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Facility Agent, in the form of Exhibit A or any other form approved by the Facility Agent.

“Augmenting Lender” has the meaning set forth in Section 2.06.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“B/A” and “Banker’s Acceptances” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Lender in accordance with the terms of this Agreement.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect including any B/A Equivalent Loans accepted and purchased on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.04.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the UK Borrower, the Luxembourg Borrower and the Canadian Borrower.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (b) Swingline Loans of the same Class made on the same date.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03 or a Swingline Borrowing pursuant to Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London or New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and (b) when used in connection with any Loan or B/A made to or drawn by the Canadian Borrower, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto.

“Canadian Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Facility Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Facility Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.

“CABR”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Alternate Base Rate.

“Canadian Borrower” means Yum! Restaurants International (Canada) LP, a limited partnership organized and existing under the laws of the Province of Ontario, Canada.

“Canadian Dollars” or “Cdn.$” means lawful currency of Canada.

“Canadian Facility Agent” means Citibank N.A., Canadian Branch in its capacity as facility sub-agent for the Lenders hereunder.

“Canadian Revolving Borrowing” means a Borrowing comprised of Canadian Revolving Loans.

“Canadian Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in U.S. Dollars outstanding at such time, (b) the Assigned Dollar Value of the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in Canadian Dollars outstanding at such time and (c) the Assigned Dollar Value of the aggregate face amount of the B/As accepted by such Lender and outstanding at such time.

“Canadian Resident” means at any time, a Person who at that time (i) is resident in Canada for purposes of the Income Tax Act (Canada) or (ii) is an authorized foreign bank which at all times holds all of its interest in the Loans made to the Canadian Borrower hereunder in the course of its Canadian banking business for the purposes of the Income Tax Act (Canada).

“Canadian Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its Included Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP (except for the exclusion of Excluded Subsidiaries) and (b) Capital Lease Obligations incurred by the Company and its Included Subsidiaries during such period; provided that consideration paid for Permitted Acquisitions shall not be construed to constitute Capital Expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Alternate Base Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Facility Agent from time to time acting reasonably) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day)

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement that would be complied with by similarly situated banks acting reasonably.

“Class”, (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Canadian Revolving Loans, Luxembourg Revolving Loans or UK Revolving Loans, and (b) when used in reference to any Borrower, refers to whether such Borrower is the Canadian Borrower, the Luxembourg Borrower or the UK Borrower.

“CLO” has the meaning assigned to such term in Section 9.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and Swingline Loans hereunder and to accept and purchase or arrange for the purchase of B/As hereunder for the Canadian Borrower, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section_2.09 or (b)  reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section_9.04. The initial amount of each Lender’s Commitment is set forth on Schedule_2.01 as of the Amendment Effective Date, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Amendment Effective Date is US$350,000,000.

“Company” means Yum! Brands, Inc., a North Carolina corporation.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period, plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense of such Person for such period, (b) the aggregate amount of income tax expense of such Person for such period, (c) all amounts attributable to depreciation and amortization of such Person for such period, (d) all non-cash charges and non-cash losses of such Person during such period and (e) all losses from the sale of assets outside the ordinary course of business of such Person during such period and minus, without duplication and to the extent added to revenues in determining such Consolidated Net Income for such period, all gains from the sale of assets outside the ordinary course of business of such Person during such period, all as determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP (except, in the case of the Company, for the exclusion of Excluded Subsidiaries). Unless the context otherwise requires, references to “Consolidated EBITDA” are to Consolidated EBITDA of the Company and the Included Subsidiaries.

“Consolidated EBITDAR” means, for any Person for any period, the sum of Consolidated EBITDA of such Person for such period and Rental Expense of such Person for such period. Unless the context otherwise requires, references to

“Consolidated EBITDAR” are to Consolidated EBITDAR of the Company and the Included Subsidiaries.

“Consolidated Indebtedness” means, as of any date of determination, without duplication (a) the aggregate principal amount of Indebtedness of the Company and the Included Subsidiaries outstanding as of such date (including Indebtedness of Excluded Subsidiaries to the extent Guaranteed by the Company or any Included Subsidiary), plus (b) the Securitization Amount as of such date, minus (c) the aggregate amount of cash and Permitted Investments (other than any cash and Permitted Investments that are subject to a Lien) owned by the Company and the Included Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (except for the exclusion of Excluded Subsidiaries); provided that, for purposes of this definition, the term “Indebtedness” shall exclude obligations as an account party in respect of letters of credit to the extent that such letters of credit have not been drawn upon.

“Consolidated Interest Expense” means, for any Person for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by such Person during such period, determined on a consolidated basis with respect to such Person and its Subsidiaries in accordance with GAAP (except, in the case of the Company, for the exclusion of Excluded Subsidiaries); provided that interest expense of an Excluded Subsidiary shall be deemed to be interest expense of the Company to the extent such interest expense relates to Indebtedness to the extent Guaranteed by the Company or an Included Subsidiary. Unless the context otherwise requires, references to “Consolidated Interest Expense” are to Consolidated Interest Expense of the Company and the Included Subsidiaries.

“Consolidated Net Income” means, for any Person for any period, net income or loss of such Person for such period determined on a consolidated basis with respect to such Person and its subsidiaries in accordance with GAAP; provided that, in the case of the Company, there shall be excluded (a) the income of any Person (other than a Foreign Subsidiary) in which any other Person (other than the Company or any Domestic Subsidiary or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the Attributable Income (as defined below) of such Person, (b) the income of any Excluded Subsidiary, except to the extent of the amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid to the Company or any Included Subsidiaries by such Excluded Subsidiary during such period, (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of the Subsidiaries or the date such Person’s assets are acquired by the Company or any of the Subsidiaries and (d) for purposes of Section 6.06, without duplication and to the extent added to or subtracted from revenues in determining net income or loss for such period, all non-cash extraordinary items during such period, as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP. Unless the context otherwise requires, references to “Consolidated Net Income” are to Consolidated Net Income of the Company and the Included Subsidiaries. For purposes hereof, “Attributable Income”

means, for any period, (i) in the case of any Domestic Subsidiary at least 90% of the Equity Interests in which are owned (directly or indirectly) by the Company, a portion of the net income of such Subsidiary for such period equal to the Company’s direct or indirect ownership percentage of the Equity Interests of such Subsidiary or (ii) in the case of any Domestic Subsidiary less than 90% of the Equity Interests in which are owned (directly or indirectly) by the Company, the amount of dividends or other distributions (including distributions made as a return of capital or repayment of principal of advances) actually paid by such Subsidiary to the Company or a wholly owned Domestic Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to the Company as of any date, the total amount of assets (less applicable valuation allowances) after deducting (a) all current liabilities (excluding (i) the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined, (ii) the current portion of long-term Indebtedness and (iii) loans outstanding under the Existing Company Credit Agreement) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries included in financial statements of the Company delivered to the Facility Agent on or prior to such date of determination pursuant to clause (a) or (b) of Section 5.01 and determined on a consolidated basis in accordance with GAAP.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days (or, with the consent of each Lender, any other number of days) thereafter, as the Canadian Borrower may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Denomination Date” means, in relation to any Alternative Currency Borrowing, the date that is three Business Days before the date such Borrowing is made.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender which is a Schedule I Bank, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Facility Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Facility Agent by the Schedule I Reference Banks as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Lender which is a Non-Schedule I Bank, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Facility Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Facility Agent by the Non-Schedule I Reference Banks as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means November 8, 2005, the date on which the conditions specified in Section 4.01 of the Existing Credit Agreement were satisfied.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental compliance, investigation or remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Equity Interests” means, with respect to any Person, any Equity Interest that by its terms or otherwise (a) matures or is subject to mandatory redemption or repurchase pursuant to a sinking fund obligation or otherwise; (b) is convertible into or exchangeable or exercisable for Indebtedness or any Excluded Equity Interest at the option of the holder thereof; or (c) may be required to be redeemed or repurchased at the option of the holder thereof, in whole or in part.

“Excluded Subsidiary” means a Foreign Subsidiary of which securities or other ownership interests representing less than 80% of the outstanding capital stock or other equity interests, as the case may be, are, at the time any determination is being made, beneficially owned, whether directly or indirectly, by the Company.

“Excluded Taxes” means, with respect to the Facility Agent, the Canadian Facility Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the recipient is located and (c) in the case of a Foreign Lender (and, for purposes of subsection (c)(x)(iii) of this definition, any Lender) (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Lender (x) at the time such Lender (i) becomes a party to this Agreement, (ii) designates a new lending office or (iii) in respect of any obligation of the Canadian Borrower where such Lender is not a Canadian Resident (pursuant to the definition of such term in effect at the Amendment Effective Date) or (y) attributable to such Foreign Lender’s failure to comply with Section 2.17(e) or Section 2.17(f), except and only to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.17(a). For the purposes of item (c) above, a withholding tax includes any Tax that a Lender is required to pay pursuant to paragraph 212(1)(b) of the Income Tax Act (Canada).

“Existing Company Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 7, 2004, as amended, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Facility Agent” means Citibank International plc, in its capacity as facility agent for the Lenders hereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDAR of the Company for such period minus Capital Expenditures for such period to (ii) the sum of Consolidated Interest Expense of the Company for such period plus Rental Expense of the Company for such period.

“Foreign Lender” means, in respect of any payments to be made by or on account of any obligation of any Borrower hereunder, any Lender that is organized under the laws of a jurisdiction other than the jurisdiction in which such Borrower is organized.

“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement substantially in the form of Exhibit B among the Borrowers, the Company, the Guarantors and the Facility Agent.

“Guarantors” means the Initial Guarantors and any other Subsidiaries that become parties to the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate hedging arrangement.

“Included Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of outstanding Indebtedness of others (other than Guarantees of contingent lease payments related to sales of restaurants by the Company and the Subsidiaries or their predecessors in interest (howsoever effected)), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means (a) indebtedness in respect of the obligations of the Company under the Existing Company Credit Agreement or, if such indebtedness is not rated by the relevant rating agency (or the Existing Company Credit Agreement ceases to be in effect, or is guaranteed or secured on a basis different than this Agreement), (b) senior unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement (regardless of whether there is any such indebtedness outstanding).

“Information Memorandum” means the Confidential Information Memorandum dated October 2005 relating to the Company, the Borrowers and the Transactions.

“Initial Guarantors” means the Subsidiaries listed on Schedule A.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section_2.08.

“Interest Payment Date” means (a) with respect to any CABR Loan, the last day of each March, June, September and December, and (b) with respect to any

LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any LIBOR Borrowing that is not a Swingline Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each participating Lender, such other number of months or days thereafter) as the applicable Borrower may elect, and (b) with respect to any LIBOR Swingline Borrowing, the period commencing on the date of such Borrowing and ending such number of days (not exceeding seven days) thereafter as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (except in the case of a LIBOR Swingline Borrowing) such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period with a duration measured in months and that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lead Arrangers” means Citigroup Global Markets Limited and J.P. Morgan Securities Inc., in their capacities as joint mandated lead arrangers hereunder.

“Lenders” means the Persons listed on Schedule 2.01 of this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” includes a Swingline Lender.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date).

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, (a) in the case of a Revolving Borrowing, the London interbank offered rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits with a maturity comparable to such Interest Period denominated in the currency in which such Borrowing is denominated as reflected on the applicable page of the Telerate Screen (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Facility Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the currency in which such Loan or Borrowing is denominated in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, and (b) in the case of a Swingline Borrowing, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request as quoted by the applicable Reference Banks to leading banks in the London interbank market at approximately 11:00 a.m., London time, on the date of commencement of such Interest Period, for deposits with a maturity comparable to such Interest Period denominated in the currency in which such Borrowing is denominated. In the event that a rate required to be determined pursuant to clause (a) above with respect to any LIBOR Revolving Borrowing for any Interest Period is not available at the time of determination for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the arithmetic mean of the rates (rounded upwards to four decimal places) for deposits with a maturity comparable to such Interest Period denominated in the currency of such Borrowing, as supplied to the Facility Agent at its request quoted by the applicable Reference Banks to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than any such rights of a financial institution under repurchase agreements described in clause (d) of the definition of “Permitted Investments” entered into with such financial institution) with respect to such securities.

“Lien Basket Amount” means, at any time, the sum of (a) the Securitization Amount at such time, plus (b) the aggregate principal amount of obligations (including contingent obligations, in the case of Guarantees or letters of credit) at such time secured by Liens permitted under clause (h) of Section 6.02, plus (c) the fair market value of all property sold or transferred after the Effective Date (as defined in the Existing Company Credit Agreement) pursuant to Sale and Lease-Back Transactions permitted by clause (b) of Section 6.12.

“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes issued pursuant to Section 2.10(e) and the Amendment and Restatement Agreement.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan” means a loan made by a Lender to a Borrower pursuant to this Agreement.

“Luxembourg Borrower” means Yum! Restaurants International S.à.r.l., LLC (U.S. Branch), the U.S. Branch of a Luxembourg limited liability company, registered to do business as a foreign corporation in the State of Kentucky.

“Luxembourg Revolving Borrowing” means a Borrowing comprised of Luxembourg Revolving Loans.

“Luxembourg Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Luxembourg Revolving Loans outstanding at such time and (b) such Lender’s Luxembourg Swingline Exposure at such time.

“Luxembourg Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Luxembourg Swingline Exposure” means, at any time, the aggregate principal amount of all Luxembourg Swingline Loans outstanding at such time. The Luxembourg Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Luxembourg Swingline Exposure at such time.

“Luxembourg Swingline Loan” means a Loan to the Luxembourg Borrower made pursuant to Section 2.05.

“Mandatory Cost” has the meaning set forth in Schedule 2.13.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company or any Borrower to perform any of its obligations under any Loan Document or (c) the rights and remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than (a) the Loans and (b) Indebtedness owing to the Company or a Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means November 8, 2010, as such date may be extended pursuant to Section 2.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning set forth in Section 2.09.

“Non-Schedule I Bank” means any Lender in respect of a Canadian Revolving Loan or B/As that is not named on Schedule I to the Bank Act (Canada).

“Non-Schedule I Reference Banks” means the Schedule II/III Reference Banks.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition by the Company or a Subsidiary of the assets of a Person constituting a business unit or any Equity Interests of a Person; provided that (a) immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) in the case of an acquisition of Equity Interests in a Person, after giving effect to such acquisition, at least 90% of the Equity Interests in such Person, and any other Subsidiary resulting from such acquisition, shall be owned directly or indirectly by the Company or any of its wholly owned Subsidiaries and all actions required to be taken, if any, with respect to each Subsidiary resulting from such acquisition under Section 5.09 shall be taken, (d) the Company and its Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Sections 6.09 and 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such acquisition had occurred on the first day of each relevant period for testing such compliance (using Adjusted EBITDA in lieu of Consolidated EBITDA for the relevant period and including, for purposes of Section 6.10, pro forma adjustments to Consolidated Interest Expense and Rental Expense for the relevant period as if such acquisition had occurred on the first day of such period), (e) the Company has delivered to the Facility Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (c) and (d) above, together with all relevant financial information for the business or entity being acquired and (f) in the case of an acquisition of a publicly-owned entity, such acquisition shall not have been preceded by an unsolicited tender offer.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Section 7.01; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within three years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P or P-1 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender, any Affiliate of any Lender, or any other commercial bank organized under the laws of the United States of America or any State thereof (or domestic office of any commercial bank that is organized under the laws of any country that is a member of the OECD) which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements (i) with a term ending on the next Business Day for direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United Sates of America) and entered into with a financial institution satisfying the criteria described in clause (c) above, or (ii) with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market funds (i) with a policy to invest substantially all their assets in one or more investments described in the foregoing items (a), (b), (c) and (d) or (ii) having the highest credit rating obtainable from S&P or from Moody’s;

(f) investments in (i) any debt securities rated AA- or above by S&P and Aa3 or above by Moody’s and maturing within one year from the date of acquisition thereof and (ii) mutual funds with assets of at least $5,000,000,000 and that invest 100% of their assets in securities described in clause (a) above or subclause (i) of this clause (f); and

(g) in the case of any Foreign Subsidiary, investments by such Subsidiary that are denominated in U.S. Dollars, Euros or the currency of the jurisdiction where such Foreign Subsidiary’s principal business activities are conducted and are available in the principal financial markets of the jurisdiction and otherwise are comparable (as nearly as practicable) to the investments described above; provided that, for purposes of this clause (g), (i) the foregoing clause (a) shall be deemed to refer to obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the government of the jurisdiction in which such Foreign Subsidiary is located, in each case maturing within one year from the date of acquisition thereof, and (ii) commercial banks referred to in the foregoing clause (c) shall be deemed to include commercial banks located in the applicable jurisdiction that the applicable Foreign Subsidiary determines in good faith to be among the most creditworthy banks available for deposits in the location where such deposits are being made.

“Permitted Securitization Transaction” means any sale, assignment or other transfer (or series of related sales, assignments or other transfers) by the Company or any Subsidiary of receivables or royalty payments owing to the Company or such Subsidiary or any interest in any of the foregoing pursuant to a securitization transaction, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or royalty payments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Domestic Subsidiary” means (a) any Subsidiary organized in the United States of America whose consolidated assets exceed 5% of the consolidated assets of the Company and its consolidated Subsidiaries or whose revenues exceed 5% of the consolidated revenues of the Company and its consolidated Subsidiaries, in each case as of the end of the most recent fiscal quarter or for the most recently ended four consecutive fiscal quarters, respectively, or (b) any Subsidiary that holds any material trademark (including any Kentucky Fried Chicken, KFC, Pizza Hut, A&W, Long John Silver’s or Taco Bell trademark) for use in the United States of America or any jurisdiction therein.

“Reference Bank” means (a) when used in connection with Canadian Revolving Loans or B/As, Schedule I Reference Banks and Schedule II/III Reference Banks and (b) when used in connection with UK Revolving Loans, UK Swingline Loans, Luxembourg Revolving Loans or Luxembourg Swingline Loans, Citibank NA, London, JPMorgan Chase Bank, N.A., HSBC Bank USA and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any facility, building or structure.

“Rental Expense” means, for any Person for any period, the minimum rental expense of such Person deducted in determining Consolidated Net Income of such Person for such period. Unless the context otherwise requires, references to “Rental Expense” are to Rental Expense of the Company and the Included Subsidiaries.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restatement Transactions” means the execution and delivery of the Amendment and Restatement Agreement by each Person party thereto, the satisfaction of the conditions to effectiveness thereof and the consummation of the transactions contemplated thereby.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revaluation Date” means, (a) with respect to an Alternative Currency Borrowing (other than a CABR Borrowing) or B/A, the last day of each Interest Period or Contract Period with respect to such Borrowing or B/A and, if the Borrower elects a new Interest Period prior to the end of the existing Interest Period with respect to such Borrowing, the date of commencement of such new Interest Period and (b) with respect to any CABR Borrowing, the last day of each March, June, September and December.

“Revolving Borrowing” means a UK Revolving Borrowing, a Luxembourg Revolving Borrowing or a Canadian Revolving Borrowing.

“Revolving Credit Exposure” means UK Revolving Credit Exposure, Luxembourg Revolving Credit Exposure or Canadian Revolving Credit Exposure.

“Revolving Loan” means a UK Revolving Loan, a Luxembourg Revolving Loan or a Canadian Revolving Loan.

“S&P” means Standard & Poor’s.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.12.

“Schedule I Bank” means any bank named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Bank” means, where there are two or fewer Lenders in respect of Canadian Revolving Loans or B/As which are Canadian chartered banks that are Schedule I Banks, all such Lenders, and where there are more than two such Lenders, two of such Lenders chosen by the Canadian Facility Agent and the Canadian Borrower and identified as such by notice from the Canadian Facility Agent to the Lenders.

“Schedule II/III Reference Banks” means Citibank, N.A., Canadian Branch and JPMorgan Chase, N.A., Canada Branch; provided that if either of such banks ceases to be a Lender or an Affiliate of a Lender, such bank shall also cease to be a Schedule II/III Reference Bank, and a successor Schedule II/III Reference Bank shall be chosen by the Canadian Facility Agent and the Canadian Borrower from the Lenders in respect of Canadian Revolving Loans or B/As which are not Schedule I Banks and identified as such by notice from the Canadian Facility Agent to the applicable Lenders.

“Securitization Amount” means, at any date of determination thereof and in respect of any Permitted Securitization Transaction, (a) in the case of a Permitted Securitization Transaction structured as a borrowing of loans secured by receivables or royalty payments, the outstanding principal amount of Indebtedness incurred in respect of such Permitted Securitization Transaction that is secured by such receivables or royalty payments and (b) in the case of a Permitted Securitization Transaction structured as a sale or other transfer of receivables or royalty payments (other than a sale or transfer of such receivables or royalty payments to a Subsidiary), the aggregate amount of cash consideration received by the Company or any of its Subsidiaries from such sale or transfer, but only to the extent representing the outstanding equivalent of principal, capital or comparable interests in respect of such receivables or royalty payments that remain uncollected at such time and would not be distributed to the Company or a Subsidiary if such Permitted Securitization Transactions were to be terminated at such time.

“Securitization Subsidiary” means any Subsidiary that is formed by the Company or any of its Subsidiaries for the sole purpose of effecting or facilitating a Permitted Securitization Transaction and that (a) owns no assets other than receivables, royalty payments and other assets that are related to such Permitted Securitization Transaction and (b) engages in no business and incurs no Indebtedness, in each case, other than those related to such Permitted Securitization Transaction.

“Sold Business” means any Person, property, business or asset sold, transferred or otherwise disposed of by the Company or any Subsidiary, other than in the ordinary course of business.

“Specified Currency” has the meaning assigned to such term in Section 9.14.

“Spot Exchange Rate” means, on any day, (a) with respect to any Alternative Currency in relation to U.S. Dollars, the spot rate at which U.S. Dollars are offered on such day for such Alternative Currency which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time and (b) with respect to U.S. Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day for U.S. Dollars which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time. For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the

Denomination Date for such Borrowing with respect to the transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Citibank, N.A. is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Lenders” means Citibank N.A., London, JPMorgan Chase Bank, N.A. and Wachovia Bank N.A.

“Swingline Loan” means a UK Swingline Loan or a Luxembourg Swingline Loan.

“System Unit” means any restaurant operated under the name Kentucky Fried Chicken, KFC, Pizza Hut, Taco Bell, A&W, Long John Silver’s or any other brand that is acquired and operated by the Company or a Subsidiary or franchised or licensed by the Company or a Subsidiary to any of its franchisees or licensees.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or, in the case of a Canadian Revolving Loan or Canadian Revolving Borrowing, whether it is B/A or bears interest at the Canadian Alternate Base Rate.

“UK Borrower” means Yum! Restaurants Holdings, an unlimited liability company organized and existing under the laws of England and Wales.

“UK Revolving Borrowing” means a Borrowing comprised of UK Revolving Loans.

“UK Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s UK Revolving Loans denominated in U.S. Dollars outstanding at such time, (b) the Assigned Dollar Value of the aggregate principal amount of such Lender’s UK Revolving Loans denominated in Sterling outstanding at such time and (c) such Lender’s UK Swingline Exposure at such time.

“UK Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“UK Swingline Exposure” means, at any time, the aggregate principal amount of all UK Swingline Loans outstanding at such time. The UK Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total UK Swingline Exposure at such time.

“UK_Swingline Loan” means a Loan to the UK Borrower made pursuant to Section 2.05.

“U.S. Dollar Equivalent” means, with respect to an amount of any Alternative Currency on any date, the amount of U.S. Dollars that may be purchased with such amount of the Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.

“U.S. Dollars” or “US$” refers to lawful money of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Canadian Revolving Loan”) or by Type (e.g., a “LIBOR Revolving Loan”) or by Class and Type

(e.g., a “Canadian LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Canadian Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Canadian LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Facility Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Facility Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Canadian Revolving Loans under this Section to the Canadian Borrower (denominated in U.S. Dollars or Canadian Dollars), including by means of B/A or B/A Equivalent Loans pursuant to Section 2.04, from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limit and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, prepay and reborrow Canadian Revolving Loans.

(b) Each Lender agrees to make Luxembourg Revolving Loans to the Luxembourg Borrower (denominated in U.S. Dollars) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limit and subject to the terms and conditions set forth herein, the Luxembourg Borrower may borrow, prepay and reborrow Luxembourg Revolving Loans.

(c) Each Lender agrees to make UK Revolving Loans to the UK Borrower (denominated in U.S. Dollars or Sterling) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limit and subject to the terms and conditions set forth herein, the UK Borrower may borrow, prepay and reborrow UK Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of LIBOR Loans as the applicable Borrower may request in accordance herewith, except that a Canadian Revolving Borrowing denominated in Canadian Dollars may be a CABR Borrowing. Each Lender at its option may make any LIBOR Loan or any Canadian Revolving Loan (including those made by means of B/A or B/A Equivalent Loans) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and each Lender that is not a Canadian Resident shall exercise such option, to the extent it can do so, so that Canadian Revolving Loans are made by a branch or Affiliate that is a Canadian Resident); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and shall not result in any increased costs under Section 2.15 or any obligation by the applicable Borrower to make any payment under Section 2.17 in excess of the amounts, if any, that such Lender would be entitled to claim under Section 2.15 or 2.17, as applicable, without giving effect to such change in lending office.

(c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000 (or the Alternative Currency Equivalent). Each CABR Revolving Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$10,000,000 (or the Alternative Currency Equivalent). Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$500,000 (or the Alternative Currency Equivalent). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBOR Revolving Borrowings of any Class outstanding.

(d) Loans made pursuant to any Alternative Currency Borrowing shall be made in the Alternative Currency specified in the applicable Borrowing Request in an aggregate amount equal to the Alternative Currency Equivalent of the U.S. Dollar amount specified in such Borrowing Request; provided; that for purposes of the Borrowing amounts specified in paragraph (c), each Alternative Currency Borrowing shall be deemed to be in a principal amount equal to its Assigned Dollar Value.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Facility Agent (and in the case of a Canadian Revolving Borrowing, the Canadian Facility Agent) in writing of such request by hand delivery or telecopy not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in a form approved by such Agent and signed by the applicable Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Borrower;

(ii) the aggregate amount of such Borrowing (expressed in U.S. Dollars) and the currency thereof (as permitted by Section 2.01);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Canadian Revolving Borrowing, whether such Borrowing is to be a LIBOR Borrowing (in the case of a Borrowing denominated in Canadian Dollars or U.S. Dollars) or a CABR Borrowing (in the case of a Borrowing denominated in Canadian Dollars).

(v) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a LIBOR Borrowing if denominated in U.S. Dollars or Sterling, or a CABR Borrowing if denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested LIBOR Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the applicable Agent shall advise each participating Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Bankers’ Acceptances. (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(a) shall be made ratably by the Lenders in accordance with the amounts of their Commitments. The failure of any Lender to accept any B/A required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is at least equal to the Alternative Currency Equivalent (in Canadian Dollars) of US$10,000,000 and is an integral multiple of the Alternative Currency Equivalent (in Canadian Dollars) of US$1,000,000. If any Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Facility Agent in its sole discretion. B/As of more than one Contract Period, but not more than 10 Contract Periods, may be outstanding at the same time.

(c) To request an acceptance and purchase of B/As, the Canadian Borrower shall notify the Canadian Facility Agent of such request in writing by telecopy or hand delivery not later than 10:00 a.m., Toronto time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and shall be in a form approved by the Canadian Facility Agent and signed by the Canadian Borrower. Each such request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv) the location and number of the Canadian Borrower’s account to which the applicable Discount Proceeds (net of applicable acceptance fees) are to be disbursed, which shall comply with the requirements of Section 2.07.

If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Canadian Facility Agent shall advise the Facility Agent and each Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each such Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrower hereunder. It shall be the responsibility of each Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Lender in accordance with the terms and conditions of this Agreement shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower. Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender. No Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Facility Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Canadian Borrower upon its request and at its expense. Upon request by the Canadian Borrower, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed in accordance with the terms and conditions of this Agreement shall be binding on the Canadian Borrower.

(f) Upon acceptance of a B/A by a Lender, such Lender shall purchase such B/A from the Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Facility Agent the Discount Proceeds for the account of such Canadian Borrower as provided in Section 2.07. The acceptance fee payable by the Canadian Borrower to a Lender under Section 2.12 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Canadian Revolving Loan pursuant to Section 2.01, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).

(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amounts payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Canadian Borrower and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.04.

(k) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Canadian Facility Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Facility Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (at the applicable Discount Rate) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Canadian Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) Notwithstanding any provision hereof but subject to Section 2.11(b), the Canadian Borrower may not prepay any B/A Drawing other than on the last day of its Contract Period.

(m) For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lenders hereby agree to make UK Swingline Loans (denominated in U.S. Dollars or Sterling) and Luxembourg Swingline Loans (denominated in U.S. Dollars) ratably in accordance with their Applicable Swingline Percentage, in each case as provided in this Section 2.05. The aggregate principal amount of Swingline Loans at any time outstanding shall not result in the total Revolving Credit Exposures exceeding the total Commitments. In addition (i) the aggregate principal amount of Luxembourg Swingline Loans at any time outstanding shall not exceed US$32,000,000 and (ii) the aggregate principal amount of UK Swingline Loans at any time outstanding shall not exceed US$158,000,000 (based on Assigned Dollar Values in the case of Swingline Loans denominated in Sterling). No Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. No Swingline Loans of any Class will be made on the last day of any calendar quarter, and if any Swingline Loans of any Class are outstanding on the Business Day immediately preceding the last day of any calendar quarter, the applicable Borrower shall prepay such Swingline Loans. Each Swingline Loan denominated in U.S. Dollars or Sterling shall be made as a LIBOR Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan of any Class, the applicable Borrower shall notify the Facility Agent of such request in writing by telecopy or hand delivery not later than 9:00 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall be in a form approved by the applicable Agent and signed by the applicable Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the identity of the Borrower;

(ii) the Class and aggregate amount of such Swingline Loan (expressed in U.S. Dollars) and the currency thereof (as permitted by Section 2.01);

(iii) the date of such Swingline Loan, which shall be a Business Day;

(iv) in the case of a LIBOR Swingline Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of Interest Period; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

In the case of a request for a UK Swingline Loan or a Luxembourg Swingline Loan, the Facility Agent will promptly notify the Swingline Lenders of any such notice received from the UK Borrower or Luxembourg Borrower, as the case may be.

(c) A Swingline Lender may by written notice given to the Facility Agent not later than 11:00 a.m., London time, on any Business Day require the Lenders to acquire participations, on the date that is three Business Days thereafter, in all or a portion of such Swingline Lender’s outstanding Swingline Loans. Promptly upon receipt of such notice, the Facility Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, on the date that is three Business Days after the date of receipt of notice as provided above, to pay to the Facility Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each such Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Facility Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the applicable Lenders. The Facility Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Facility Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Facility Agent; any such amounts received by the Facility Agent shall be promptly remitted by the Facility Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such

Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Facility Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.06. Assigned Dollar Value.  (a) With respect to each Alternative Currency Borrowing or B/A, its “Assigned Dollar Value” shall mean the following:

(i) the U.S. Dollar amount specified in the Borrowing Request therefor unless and until adjusted pursuant to the following clause (ii), and

(ii) as of each Revaluation Date with respect to such Alternative Currency Borrowing or B/A, the Assigned Dollar Value of such Borrowing or B/A shall be adjusted to be the U.S. Dollar Equivalent thereof (as determined by the Facility Agent based upon the applicable Spot Exchange Rate, which determination shall be conclusive absent manifest error), subject to further adjustment in accordance with this clause (ii) thereafter.

(b) The Assigned Dollar Value of an Alternative Currency Loan shall equal the Assigned Dollar Value of the Alternative Currency Borrowing of which such Loan is a part multiplied by the percentage of such Borrowing represented by such Loan.

(c) The Facility Agent shall notify the Company and the relevant Lenders of any change in the Assigned Dollar Value of any Alternative Currency Borrowing or B/A promptly following determination of such change.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each UK Revolving Loan and Luxembourg Revolving Loan, and each Swingline Lender shall make each Swingline Loan, in each case to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., London time, to the account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders. Each Lender shall make each Canadian Revolving Loan, and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Toronto time, to the account of the Canadian Facility Agent most recently designated by it for such purpose by notice to the Lenders. The applicable Agent will make such Loans or Discount Proceeds (as applicable) available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower as designated in such Borrower’s applicable Borrowing Request (or, in the case of a Borrowing made in an Alternative Currency, to an account mutually agreed between the Borrower and the applicable Agent for funding such Borrowing).

(b) Unless an Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Agent such Lender’s share of such Borrowing, such Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Agent, then such Lender and such Borrower severally agree to pay to such Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to such Agent, at (i) in the case of such Lender, the rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the Loans included in such Borrowing. If such Lender pays such amount to the applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, (i) the Canadian Borrower may elect to convert a Canadian Revolving Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and (ii) in the case of a LIBOR Borrowing, the applicable Borrower may elect to continue such Borrowing as a LIBOR Borrowing and may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A, as the case may be, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the B/As comprising such B/A Drawing, as the case may be, and any Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Facility Agent (or, in the case of an election that relates to a Canadian Revolving Borrowing or B/A, the Canadian Facility Agent) of such election in writing by telecopy or hand delivery (i) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.04 if the Canadian Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form reasonably acceptable to the applicable Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, (i) no Borrower shall be permitted to change the Borrower or currency of any Borrowing, and (ii) each conversion or continuation of a Borrowing shall comply with the applicable provisions of Section 2.02.

(c) Each such Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of a Canadian Revolving Borrowing or B/A, whether the resulting Borrowing is to be a LIBOR Borrowing, a CABR Borrowing or a B/A Drawing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request does not specify an Interest Period or Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration or Contract Period of 30 days’ duration as applicable.

(d) Promptly following receipt of an Interest Election Request, the applicable Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing, as the case may be.

(e) If any Borrower fails to deliver a timely Interest Election Request (i) with respect to a LIBOR Revolving Borrowing denominated in U.S. Dollars or Sterling, then, unless such Borrowing is repaid as provided herein, at the end of the Interest Period such Borrowing shall be continued as a LIBOR Borrowing with an Interest Period of one month’s duration or (ii) with respect to a LIBOR Revolving Borrowing or B/A Drawing denominated in Canadian Dollars, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of the Interest Period or Contract Period (as applicable) for such Borrowing or B/A Drawing, such Borrowing or B/A Drawing shall be converted to a CABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Facility Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing, unless repaid (i) each LIBOR Revolving Borrowing shall be continued at the end of the Interest Period applicable thereto as a LIBOR Borrowing with an Interest Period of one month’s duration, (ii) no outstanding Borrowing denominated in Canadian Dollars may be converted to or continued as a B/A Drawing and (iii) unless repaid, each

B/A Drawing shall be converted to a CABR Borrowing at the end of the applicable Contract Period therefor.

(f) Upon the conversion of any Canadian Revolving Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Lender pursuant to Section 2.04(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Revolving Loan made by such Lender as part of such Canadian Revolving Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.04(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Revolving Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

SECTION 2.09. Termination, Reduction and Extension of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$10,000,000 and (ii) the Borrowers shall not terminate or reduce such Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrowers to notify the Facility Agents of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Facility Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agents on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) (i) The Borrowers may, by notice to the Agents (which shall promptly deliver a copy to each of the Lenders) not less than 60 days prior to the Maturity Date then in effect (the “Pending Maturity Date”), request that the Lenders extend the Pending Maturity Date to a date specified in such notice that is a Business Day not later than one year after the Pending Maturity Date (the “Extended Maturity Date”). Each Lender shall, by notice to the Company, the Borrowers and the Agents given not later than the date specified in the Borrowers’ notice for a response (which shall be at least 30 days prior to the Pending Maturity Date) (the “Response Deadline”), advise the Borrowers whether or not such Lender agrees to such extension (and any Lender that does not advise the Borrowers on or before the Response Deadline shall be deemed to have advised the Borrowers that it will not agree to such extension). In the event that, by the Response Deadline, Lenders holding less than 662/3% of the aggregate Commitments shall have agreed to extend the Pending Maturity Date, the Borrowers may arrange for one or more banks or other financial institutions (any such bank or other financial institution referred to in this clause (d)(i) being called an “New Lender”), which may include any Lender, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided that (A) each New Lender, if not already a Lender hereunder, shall be subject to the approval of the Facility Agent (which approval shall not be unreasonably withheld) and the Company, the Borrowers and each New Lender shall execute all such documentation as the Facility Agent shall reasonably specify to evidence its Commitment and/or its status as a Lender hereunder and (B) each New Lender shall execute all such documentation pursuant to the preceding clause (A) no later than the Pending Maturity Date.

(ii) If (and only if) Lenders, including New Lenders, holding Commitments that represent at least 662/3% of the aggregate Commitments prior to the Pending Maturity Date shall have agreed to extend the Maturity Date, then (effective on and as of the Pending Maturity Date), (A) the Maturity Date shall be extended to the Extended Maturity Date, and (B) the Commitment of each non-extending Lender shall terminate, and all Loans of such non-extending Lender shall become due and payable, together with all interest accrued thereon and all other amounts owed to such Lender hereunder, on the Pending Maturity Date then in effect.

(iii) Notwithstanding the provisions of paragraphs (d)(i) and (d)(ii) of this Section, no extension of the Pending Maturity Date shall be effective with respect to any Lender unless, on and as of the Pending Maturity Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such extension) and the Facility Agent shall have received a certificate to that effect, dated the Pending Maturity Date, and executed by a Financial Officer.

(iv) On the Pending Maturity Date, if any Revolving Loans are outstanding, the applicable Borrower or Borrowers (A) shall prepay all Revolving Loans then outstanding (including all accrued but unpaid interest thereon) and (B) may, at its or their option, fund such prepayment by simultaneously borrowing Revolving Loans for the Interest Periods specified in a Borrowing Request delivered pursuant to Section 2.03, which Revolving Loans shall be made by the Lenders (including any New Lenders) ratably in accordance with their respective Commitments (calculated after giving effect to (x) any Commitment increases by any Lenders or any new Commitments made by any New Lenders pursuant to paragraph (d)(i) of this Section and (y) the termination of the Commitments of non-extending Lenders). The payments made pursuant to clause (A) above in respect of each LIBOR Loan shall be subject to Section 2.16.

SECTION 2.10. Repayment_of Loans and B/As; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Facility Agent (or, in the case of Canadian Revolving Loans, the Canadian Facility Agent) for the account of each Lender or Swingline Lender, as applicable, (i) the then unpaid principal amount of each Revolving Loan owing by such Borrower to such Lender on the Maturity Date, and (ii) the then unpaid principal amount of each Swingline Loan owing by such Borrower to such Lender or Swingline Lender, as applicable, on the earlier of the Maturity Date or the last day of the Interest Period applicable thereto; provided that on each date that a Revolving Borrowing is made to such Borrower, such Borrower shall repay all Swingline Loans to such Borrower which were outstanding at the time such Borrowing was requested. The Canadian Borrower hereby unconditionally promises to pay on the Maturity Date, to the Canadian Facility Agent for the account of each applicable Lender, the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.04.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Facility Agent (and, in the case of Loans to or B/As for the Canadian Borrower, the Canadian Facility Agent) shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by such Agent hereunder for the account of the Lenders of any Class and each Lender’s share thereof. The Canadian Facility Agent shall promptly provide the Facility Agent with all information needed to maintain such accounts in respect of Loans or B/A Drawings administered by such Agent.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) If, as of any Revaluation Date, the total Revolving Credit Exposure exceeds 105% of the total amount of the Commitments, then the Borrowers shall, not later than the date that is four Business Days after they receive notice thereof from either Agent, prepay one or more Revolving Borrowings and Swingline Borrowings in an aggregate amount sufficient to reduce the total Revolving Credit Exposures to an amount not exceeding the total Commitments; provided, however, that the Canadian Borrower shall not be obligated to prepay any B/A in order to comply with the terms of this Section 2.11(b); provided, further, that should a prepayment of all outstanding Revolving Borrowings and Swingline Borrowings be insufficient to reduce the total Revolving Credit Exposure below 105% of the total Commitments, the Canadian Borrower shall provide cash collateral to the Canadian Facility Agent in an amount sufficient to secure the outstanding B/As to the extent necessary to comply with this paragraph (b) (and such collateral will be held by the Canadian Facility Agent and applied to pay B/As as and when due).

(c) A Borrower shall notify the applicable Agent by telecopy of any prepayment by it hereunder (i) in the case of prepayment of a LIBOR Revolving Borrowing, not later than 11:00 a.m., London time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a UK Swingline Borrowing or a Luxembourg Swingline Borrowing, not later than 9:00 a.m. London time, on the date of prepayment and (iii) in the case of prepayment of a CABR Revolving Borrowing, not later than 11:00 a.m., Toronto time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the applicable Agent shall advise the participating Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay (or to cause one or more of the Borrowers to pay) to the Facility Agent, for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 32.5% of the Applicable Margin on the daily unused amount of the Commitment of such Lender during the period from and including the Amendment Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on the last day of March, June, September and December of each year and upon the termination of the Commitments, calculated based on the number of days elapsed in a

360-day year. For purposes of computing commitment fees, (i) a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and B/As of such Lender (and the Luxembourg Swingline Exposure and UK Swingline Exposure of such Lender shall be disregarded for such purpose) and (ii) amounts denominated in Alternative Currencies shall be based on Assigned Dollar Values.

(b) The Canadian Borrower agrees to pay to the Canadian Facility Agent, for the account of each Lender, on each date on which B/As drawn by the Canadian Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee equal to (i) the product of the Applicable Margin and the face amount of each B/A accepted by such Lender multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(c) Each Borrower agrees to pay to the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Agents.

(d) All fees payable hereunder shall be paid in U.S. Dollars (or, in the case of fees payable under paragraph (b) above, Canadian Dollars) on the dates due, in immediately available funds, to the applicable Agent for distribution, in the case of commitment fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each CABR Borrowing shall bear interest at the Canadian Alternate Base Rate plus, if the Applicable Margin exceeds 100 basis points, the excess of such Applicable Margin over 100 basis points.

(b) The Loans comprising each LIBOR Borrowing shall bear interest, at the aggregate of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, (ii) the Applicable Margin and (iii) in the case of UK Revolving Loans or UK Swingline Loans denominated in Sterling, the Mandatory Cost (if any).

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower or the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount denominated in Canadian Dollars, 2% plus the rate applicable to CABR Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount denominated in U.S. Dollars or Sterling, 2% plus the rate applicable to LIBOR Borrowings as provided in paragraph (b) of this Section, provided that for the purposes of this Section, the Interest Period for any overdue amount shall be any period selected by the Facility Agent not exceeding one month.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that the calculation of interest on UK Revolving Loans or UK Swingline Loans that are denominated in Sterling shall be made on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Canadian Alternate Base Rate, if any, shall be determined by the Canadian Facility Agent and the applicable Adjusted LIBO Rate, if any, shall be determined by the Facility Agent, and such determination shall be conclusive absent manifest error.

(f) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as they case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. The provisions of this paragraph apply to Loans made to the Canadian Borrower.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Facility Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Facility Agent is advised by a majority in interest of the Lenders participating in such Borrowing that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Facility Agent shall give notice thereof to the applicable Borrower and the Lenders by telecopy as promptly as practicable thereafter and, until the Facility Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, then (i) the rate of interest on each Lender’s share of such Borrowing for such Interest period shall be the percentage rate per annum which is the sum of (A) the Applicable Margin, (B) the rate notified to the Facility Agent by such Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in such Borrowing from whatever source it may reasonably select, and (C) in the case of UK Revolving Loans denominated in Sterling, the Mandatory Cost (if any), (ii) any Interest Election Request that requests the conversion of any Revolving Borrowing of such Class to, or continuation of any Revolving Borrowing of such Class as, a LIBOR Borrowing shall be ineffective and (iii) if any Borrowing Request by the Canadian Borrower requests a LIBOR Revolving Borrowing denominated in Canadian Dollars, such Borrowing shall be made as a CABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or to issue B/As for acceptance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the assignment of any LIBOR Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency and of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the such Agent or such Lender, on or with respect to any payment by or on account of any obligation of each Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the applicable Borrower shall deliver to the applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the applicable Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate (including, with respect to the Luxembourg Lenders, appropriate certifications, if any, for purposes of United States federal withholding tax).

(f) The Company, the UK Borrower and each UK Lender that is a Foreign Lender also agree to the matters set forth in Schedule 2.17 to this Agreement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each of the UK Borrower and the Luxembourg Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, London time, on the date when due, in immediately available funds, without set-off or counterclaim. The Canadian Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Toronto time. All such payments shall be made to the Facility Agent at its offices in London or, in the case of payments to be made by the Canadian Borrower, to the Canadian Facility Agent at its

offices in Toronto. Any amounts received after the time required to be received hereunder on any date may, in the discretion of the applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars, except that (i) payments of principal of and interest on any Alternative Currency Loan (and, if requested by the applicable Lender, payments under Section 2.16 in respect thereof) shall be made in such Alternative Currency, and payments in respect of B/As shall be made in Canadian Dollars, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency and (ii) fees payable under Section 2.12(b) shall be payable in Canadian Dollars.

(b) If at any time insufficient funds are received by and available to any Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Swingline Loans or amount owing in respect of any B/A Drawings resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Swingline Loans and amounts owing in respect of any B/A Drawings and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Swingline Loans or amounts owing in respect of any B/A Drawing of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Swingline Loans and amounts owing in respect of any B/A Drawing; provided that the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company, any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Facility Agent (or, in respect of a payment to be made by the Canadian Borrower, the Canadian Facility Agent) shall have received notice from any Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.07(b) or 2.18(d), then the applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Company or designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company agrees to cause one or more of the Borrowers to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if the Company is entitled to replace a Lender pursuant to Section 9.02(c), then the Company may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Facility Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions and Restatement Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate (or partnership) and, if required, stockholder action. This Agreement and any promissory notes issued pursuant to Section 2.10(e) have been duly executed and delivered by the Company and each Borrower (or, in the case of any such promissory note, the applicable Borrower) and constitute, and the Guarantee Agreement when executed and delivered by any Loan Party that becomes party thereto will constitute, a legal, valid and binding obligation of the Company, the applicable Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions and Restatement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than pursuant to this

Agreement) to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, with respect to clauses (b) and (c), any such violations, defaults and payments which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and except, with respect to clause (d), any such Liens set forth in Schedule 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholder’s equity and cash flows as of and for the fiscal year ended December 25, 2004, reported on by KPMG LLP, independent public accountants, and (ii) its condensed consolidated balance sheet as of September 3, 2005, its condensed consolidated statements of income for the quarters ended September 3, 2005 and September 4, 2004, and its condensed consolidated statements of cash flows for the quarters ended September 3, 2005 and September 4, 20041, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) As of the Amendment Effective Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole since December 25, 2004.

SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Company and its Subsidiaries on a consolidated basis, except for minor defects in title and other matters that do not interfere with their ability to conduct their businesses on a consolidated basis as currently conducted or to utilize such properties for their intended purposes on a consolidated basis.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Company and its Subsidiaries on a consolidated basis, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings (and, to the knowledge of the Company, there are no investigations) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse

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1 NOTE: should financials be updated?

determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that, other than actions, suits or proceedings commenced by any Agent or any Lender, involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were required to be fully paid, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; provided that, for purposes of this sentence, any information disclosed in any publicly available filing made by the Company with the Securities and Exchange Commission pursuant to the rules and regulations of the Securities and Exchange Commission shall be considered to have been disclosed to the Lenders. Except as set forth in Schedule 3.11, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company by any of its authorized representatives to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contained, at the time so furnished, any material misstatement of fact or omitted, at the time so furnished, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made and the nature and scope of the report, financial statement, certificate or other information being furnished, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Initial Guarantors. As of the Amendment Effective Date, there are no Principal Domestic Subsidiaries other than the Initial Guarantors.

ARTICLE IV

Conditions

SECTION 4.01. [Intentionally Omitted]

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan or accept and purchase B/As on the occasion of any Borrowing or B/A Drawing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) on and as of the date of such Borrowing or B/A Drawing except to the extent that any such representations and warranties expressly relate to an earlier date in which case any such representations and warranties shall be true and correct (or, in the case of any such representation or warranty not qualified as to materiality, true and correct in all material respects) at and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or B/A Drawing, no Default shall have occurred and be continuing.

Each Borrowing and each B/A Drawing shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Facility Agent (with sufficient copies for each Lender):

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (identifying in an explanatory paragraph any material accounting changes); provided that delivery of the Company’s form 10-K containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, including the financial statements described above reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), shall be deemed to satisfy the requirements of this clause (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that delivery of the

Company’s Form 10-Q, containing the information required to be contained therein pursuant to the rules and regulations of the Securities and Exchange Commission, together with the certificate of a Financial Officer as described above, shall be deemed to satisfy the requirements of this clause (b);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.06, 6.09 and 6.10 (including any adjustments necessary to reflect the existence of any Excluded Subsidiaries) and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Facility Agent or any Lender may reasonably request; provided that any request by a Lender for any information pursuant to this clause (f) shall be made through the Facility Agent.

Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been furnished to the Facility Agent and each Lender on the date that the Company notifies the Facility Agent that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that the Facility Agent will promptly inform the Lenders of any such notification by the Company; provided, further that the Company will furnish paper copies of such financial statement, report, proxy statement or material to the Facility Agent or any Lender that requests, by notice to the Company, that the Company do so, until the Company receives notice from the Facility Agent or such Lender, as applicable, to cease delivering such paper copies.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Facility Agent written notice of any of the following promptly after a Financial Officer or other executive officer of the Company becomes aware thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding US$75,000,000; and

(d) any other development (except any change in general economic conditions) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries on a consolidated basis; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of their business on a consolidated basis in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or pursuant to self-insurance arrangements that are consistent with those used by other companies that are similarly situated), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Facility Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during normal business hours; provided that, in the case of any Lender, unless an Event of Default has occurred and is continuing, the Company shall not be required to permit any such visits by such Lender or its representatives pursuant to this Section more than once during any calendar year (and the Lenders will exercise reasonable efforts to coordinate such visits through the Facility Agent).

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of all Loans will be used only for general corporate purposes, including payment by any Borrower of dividends to its shareholders. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09. Principal Domestic Subsidiaries. Promptly after any Subsidiary (including any Subsidiary formed or acquired after the date of execution and delivery of this Agreement) that is not a Guarantor becomes a Principal Domestic Subsidiary, the Company will cause such Subsidiary to enter into the Guarantee Agreement and become a Guarantor as provided in the Guarantee Agreement; provided that (a) the foregoing shall not apply to any Securitization Subsidiary and (b) this Section shall not apply after all the Guarantees of Subsidiaries under the Guarantee Agreement have been released and terminated pursuant to Section 11 thereof.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Subsidiary Indebtedness. The Company will not permit the aggregate principal amount of Indebtedness of its Domestic Subsidiaries (excluding (a) any Indebtedness of a Domestic Subsidiary owed to the Company or another Domestic Subsidiary, (b) any Indebtedness of a Guarantor, so long as its Guarantee under the Guarantee Agreement remains in effect, (c) any Indebtedness of a Securitization Subsidiary that is included in calculating the Securitization Amount, (d) any Guarantee by a Domestic Subsidiary of Indebtedness of a Foreign Subsidiary, if the assets of such Domestic Subsidiary consist solely of investments in Foreign Subsidiaries and a de minimis amount of other assets, and (e) Indebtedness existing as of the Effective Date (as defined in the Existing Company Credit Agreement) and set forth on Schedule 6.01, but including (except as provided in clause (d) above) any Guarantee by a Domestic Subsidiary (other than a Guarantor) of Indebtedness of any other Person, including the Company, a Guarantor or a Foreign Subsidiary) at any time to exceed US$200,000,000.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Domestic Subsidiary existing on the date of the Existing Company Credit Agreement; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date of the Existing Company Credit Agreement and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided further that any such Lien securing obligations in excess of US$2,000,000 shall not be permitted under this clause (b) unless such Lien is set forth in Schedule 6.02;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date of the Existing Company Credit Agreement prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets (including equipment) acquired, constructed or improved by the Company or any Subsidiary after the date of the Existing Company Credit Agreement; provided that (i) such security interests secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens securing Capital Lease Obligations arising out of Sale and Lease-Back Transactions; provided that (i) such Sale and Lease-Back Transaction is consummated within 90 days after the purchase by the Company or a Subsidiary of the property or assets which are the subject of such Sale and Lease-Back Transaction and (ii) such Liens do not at any time encumber any property or assets other than the property or assets that are the subject of such Sale and Lease-Back Transaction;

(f) any Lien on any property or asset of any Subsidiary securing obligations in favor of the Company or any other Subsidiary;

(g) any Lien on any property or asset of any Foreign Subsidiary securing obligations of any Foreign Subsidiary; and

(h) Permitted Securitization Transactions, Liens arising in connection with any Permitted Securitization Transaction and other Liens not otherwise permitted by the foregoing clauses of this Section; provided that the Lien Basket Amount shall not at any time exceed 15% of the Consolidated Net Tangible Assets of the Company.

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of the assets of the Company and the Subsidiaries (taken as a whole), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and no Default shall result therefrom (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, in the case of a merger involving a Borrower the survivor shall be such Borrower), (iii) the Company may sell, transfer, lease or otherwise dispose of assets to a Subsidiary or a Subsidiary may sell, transfer, lease or otherwise dispose of assets to the Company or another Subsidiary, (iv) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (v) the Company and its Subsidiaries may sell, transfer, lease or otherwise dispose of any Foreign Subsidiary (other than a Borrower) or any assets of any Foreign Subsidiary, (vi) this Section shall not be construed to restrict investments permitted by Section 6.04, (vii) this Section shall not be construed to restrict Permitted Securitization Transactions, (viii) the Company and its Subsidiaries may sell, transfer, lease or otherwise dispose of assets used or formerly used in its Long John Silver’s business and (ix) the Company and its Subsidiaries may sell, transfer, lease or otherwise dispose of assets with an aggregate fair market value not exceeding US$300,000,000 during the period subsequent to the date of the Existing Company Credit Agreement (in addition to sales, transfers, leases and other dispositions of assets that would not be prohibited by this Section without giving effect to this clause (ix)); provided that any merger permitted by clause (i) or (ii) of this Section involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) A substantial majority of the business engaged in by the Company and its Subsidiaries will continue to be businesses of the type conducted by the Company and its Subsidiaries on the Effective Date (as defined in the Existing Company Credit Agreement) and businesses reasonably related thereto; provided that the foregoing shall not be construed to restrict the conduct of businesses that are limited to serving the Company and its Subsidiaries and their respective franchisees and licensees, such as the creation of Subsidiaries to conduct insurance or inventory purchasing activities for the Company and its Subsidiaries and their respective franchisees and licensees.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Company or any of its Subsidiaries in the capital stock of their respective Subsidiaries;

(c) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary and promissory notes or bonds issued by any Subsidiary to the Company or any other Subsidiary;

(d) subject to Section 6.01, Guarantees by the Company of Indebtedness of any Subsidiary or by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e) debt securities, promissory notes and similar instruments received as non-cash consideration in connection with sales or dispositions of assets;

(f) investments received as a result of the compromise of claims against delinquent franchisees or account debtors in the ordinary course of business or the bankruptcy or reorganization of such franchisee or account debtors;

(g) Guarantees made by the Company and the Subsidiaries of obligations of franchisees and other third parties (other than the Company, the Subsidiaries and any joint ventures of the Company and the Subsidiaries) incurred in the ordinary course of business;

(h) investments by the Company or any of its Subsidiaries to the extent the consideration for such investments consists solely of capital stock of the Company;

(i) purchases by the Company or any of its Subsidiaries of any restaurant from a franchisee or licensee operating under any license granted by the Company or any of its Subsidiaries or any interest in a joint venture of the Company or any of its Subsidiaries that engages in businesses that the Company and its Subsidiaries would be permitted to engage in, in each case for consideration consisting of cash or common stock of the Company; provided that after giving effect to such purchase, percentage ownership of System Units by the Company and its Subsidiaries does not exceed 37.5% of the total System Units;

(j) Permitted Acquisitions;

(k) Guarantees made by the Company or any Guarantor of Hedging Agreements entered into by any Subsidiary with any Lender or any Affiliate of a Lender;

(l) Guarantees made by the Company and the Subsidiaries of lease payments related to sales of restaurants by the Company and the Subsidiaries;

(m) investments by Subsidiaries in, and Guarantees by Subsidiaries of Indebtedness of, joint ventures that are formed to engage in businesses that the Company and its Subsidiaries would be permitted to engage in;

(n) investments which are made for the purpose of hedging investment risks associated with investment decisions made by executives under the Company’s deferred compensation plan for executives; and

(o) other investments and Guarantees not otherwise permitted by the foregoing clauses of this Section in an aggregate amount at any time outstanding not to exceed US$300,000,000.

SECTION 6.05. Hedging Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement or commodity price protection agreement or other commodity price hedging arrangement, other than Hedging Agreements, commodity price protection agreements and other commodity price hedging arrangements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock, (b) Subsidiaries may make Restricted Payments to the Company or a wholly owned Subsidiary and may make other Restricted Payments that are made ratably to the holders of their capital stock, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may declare and make Restricted Payments not otherwise permitted by the foregoing clauses of this section in an aggregate amount subsequent to the date of the Existing Company Credit Agreement not exceeding the sum of (i) US$750,000,000 plus (ii) 50% of cumulative Consolidated Net Income since the end of the fiscal year ended December 27, 2003, plus (iii) 100% of the net cash proceeds received by the Company from issuances of its Equity Interests other than Excluded Equity Interests (including net cash proceeds received by the Company from the exercise of options for its Equity Interests other than Excluded Equity Interests) after the Effective Date under and as defined in the Existing Company Credit Agreement; provided, that this Section 6.06 shall not apply after the date that (A) the Company’s senior unsecured, long term indebtedness for borrowed money (that is not guaranteed or subject to any other credit enhancement) is rated at least Baa3 by Moody’s and BBB- by S&P, (B) no Default exists and (C) the Facility Agent shall have received a certificate of a Financial Officer to such effect.

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its then Affiliates, except (a) in the ordinary course of business for consideration and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (including pursuant to joint venture agreements entered into after the Effective Date with third parties that are not Affiliates), (b) transactions between or among the Company and its wholly owned Subsidiaries or between or among wholly owned Subsidiaries, in each case not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and (d) the foregoing shall not prevent the Company or any Subsidiary from performing its obligations under agreements existing on the date hereof between the Company or any of its Subsidiaries and any joint venture of the Company or any of its Subsidiaries in accordance with the terms of such agreements as in effect on the date of the Existing Company Credit Agreement or pursuant to amendments or modifications to any such agreements that are not adverse to the interests of the Lenders.

SECTION 6.08. Issuances of Equity Interests by Principal Domestic Subsidiaries. The Company will not permit any Principal Domestic Subsidiary to issue any additional Equity Interest in such Principal Domestic Subsidiary other than (a) to the Company, (b) to another Subsidiary in which the Company owns, directly or indirectly, a percentage interest not less than the percentage interest owned in the Principal Domestic Subsidiary issuing such Equity Interest, (c) any such issuance that does not reduce the Company’s direct or indirect percentage ownership interest in such Principal Domestic Subsidiary and (d) issuances of Equity Interests after the date of the Existing Company Credit Agreement which are not otherwise permitted by the foregoing clauses of this Section, provided that the aggregate consideration received therefor (net of all consideration paid in connection with all repurchases or redemptions thereof) does not exceed US$100,000,000 during the period subsequent to the date of the Existing Company Credit Agreement.

SECTION 6.09. Leverage Ratio. The Company will not permit the Leverage Ratio as of any date to exceed 2.75 to 1.0.

SECTION 6.10. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters ending after the Effective Date to be less than 1.40 to 1.00.

SECTION 6.11. Sale and Lease-Back Transactions. The Company will not, and will not permit any of its Domestic Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”), except (a) any Sale and Lease-Back Transaction consummated within 90 days after the purchase by the Company or a Domestic Subsidiary of the property or assets (other than assets acquired pursuant to any Permitted Acquisition) which are the subject of such Sale and Lease-Back Transaction and (b) other Sale and Lease-Back Transactions; provided that any Sale and Lease-Back Transaction permitted by clause (b) above shall be subject to compliance with the limitation set forth in the proviso to clause (h) of Section 6.02.

SECTION 6.12. Ownership of Borrowers. The Company will not permit a Borrower to cease to be a direct or indirect wholly owned subsidiary of the Company`.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any B/A when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company or any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s or any Borrower’s existence) or 5.08 or in Article VI;

(e) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Facility Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets by the Company or a Subsidiary or (ii) any amount that becomes due under a Hedging Agreement as a result of the termination thereof, other than a termination by the applicable counterparty attributable to an event or condition that constitutes or is in the nature of an event of default in respect of the Company or a Subsidiary;

(h) any event or condition occurs that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply (i) at any time when the Index Debt is rated at least BBB by S&P and Baa2 by Moody’s, (ii) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (iii) to any event or condition that enables a counterparty to terminate a Hedging Agreement, other than an event or condition that constitutes or is in the nature of an event of default in respect of the Company or a Subsidiary;

(i) subject to Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) subject to Section 7.02, the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) subject to Section 7.02, the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) subject to Section 7.02, one or more judgments for the payment of money in an aggregate amount in excess of US$75,000,000 (excluding amounts believed in good faith by the Company to be covered by insurance from financially sound insurance companies) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur; or

(o) any Guarantee by the Company or any Guarantor under the Guarantee Agreement shall be determined by a court of competent jurisdiction, or shall be asserted by the Company, a Borrower or a Guarantor, to be unenforceable, or the Company or any Guarantor shall fail to observe or perform any material covenant, condition or agreement contained in the Guarantee Agreement; provided that the foregoing shall not apply with respect to the termination of any or all the Guarantees under the Guarantee Agreement pursuant to Section 11 thereof or Section 9.02(b) hereof;

then, and in every such event (other than an event with respect to the Company described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Facility Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding, and declare an amount equal to the full face amount of all outstanding B/As, to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and an amount equal to the full face amount of all such outstanding B/As so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company and the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrowers, and (iii) enforce its rights under the Guarantee Agreement on behalf of the Lenders; and in case of any event with respect to the Company or a Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and the full face amount of all B/A then outstanding, together with accrued interest thereon and all fees and other obligations of the Company and the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Borrowers.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for purposes of determining whether a Default has occurred under clause (i), (j), (k) or (l) of Section 7.01, any reference in any such clause to any “Subsidiary” shall be deemed not to include any Subsidiary (other than a Borrower) affected by any event or circumstance referred to in any such clause that (a) is not a Principal Domestic Subsidiary, (b) does not have consolidated assets accounting for more than 3% of the consolidated assets of the Company and its Subsidiaries, (c) did not, for the most recent period of four consecutive fiscal quarters, have consolidated revenues accounting for more than 3% of the consolidated revenues of the Company and its Subsidiaries and (d) did not, for the most recent period of four consecutive fiscal quarters, have Consolidated EBITDAR in an amount exceeding 3% of the Company’s Consolidated EBITDAR for such period; provided that if it is necessary to exclude more than one Subsidiary from clause (i), (j), (k) and (l) of Section 7.01 pursuant to this Section in order to avoid a Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the conditions specified in clauses (b), (c) and (d) above are satisfied.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the Facility Agent as its agent and authorizes the Facility Agent, and each of the Lenders also hereby irrevocably appoints the Canadian Facility Agent as its sub-agent and authorizes the Canadian Facility Agent, to take such actions on its behalf and to exercise such powers as are delegated to the Facility Agent and Canadian Facility Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its respective capacities as a Lender as any other Lender and may exercise the same as though they were not such Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if they were not an Agent hereunder.

Any bank serving as an Agent hereunder shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) such Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) such Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, such Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of their Affiliates in any capacity. An Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. An Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company, a Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

An Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. An Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. An Agent may consult with legal counsel (who may be counsel for the Company or any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

An Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Such Agent and any such sub-agent, as applicable, may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of (i) the Facility Agent and any such sub-agent and (ii) the Canadian Facility Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Facility Agent and Canadian Facility Agent, respectively.

Subject to the appointment and acceptance of a successor Facility Agent or successor Canadian Facility Agent, as the case may be, as provided in this paragraph, an Agent may resign at any time by notifying the Lenders, the Company and the other Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld, and shall not be required so long as any Event of Default set forth in clause (i) or (j) of Section 7.01 has occurred and is continuing) and the other Agent (which consent shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) a bank with an office in London, or an Affiliate of any such bank, for the successor Facility Agent, and (ii) a bank with an office in Toronto, or an Affiliate of any such bank, for the successor Canadian Facility Agent. Upon the acceptance of its appointment as Facility Agent or Canadian Facility Agent hereunder by a successor, as the case may be, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and such retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company or any Borrower to a successor Agent shall be the same as those payable to its respective predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each party hereto agrees and acknowledges that the Lead Arrangers do not have any duties or responsibilities in their capacities as Lead Arrangers hereunder and shall not have, or become subject to, any liability hereunder in such capacities.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at Yum! Brands, Inc., P.O. Box 32070, Louisville, KY 40232, (or, in the case of overnight packages, 1900 Colonel Sanders Lane, Louisville, KY 40213-1963), Attention of Mark Hutchens, Assistant Treasurer (Telecopy No. (502) 874-2410);

(ii) if to the Canadian Borrower, to Yum! Restaurants International (Canada) L.P., c/o Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9, Canada, Attention of Grace Walker (Telecopy No. (416) 847-0866);

(iii) if to the UK Borrower, to Yum! Restaurant Holdings, 32 Goldsworth Road, Woking, Surrey GU21 6JT, England, Attention of Steve Jackson (Telecopy No. +44-1483-717107)

(iv) if to the Luxembourg Borrower, to it at Yum! Restaurants International, S.à.r.l., LLC c/o CT Corporation System, Kentucky Home Life Building, Louisville, KY 40202, (or, in the case of overnight packages, 1900 Colonel Sanders Lane, Louisville, KY 40213-1963), Attention of Alan J. Kohn (Telecopy No. (502) 874-2190);

(v) if to the Facility Agent, to Citibank International plc, 4 Harbour Exchange, 2nd Floor, London E14 9GE, Attention of Sonia Gosparini (Telecopy No. 44 208 636 3824);

(vi) if to the Canadian Facility Agent, to Citigroup Global Markets, Inc., Global Loan Specialist, 2 Penn’s Way, 1st Floor, New Castle, DE 19720, Attention of Dawayne Sims (Telecopy No. (212) 994-0961); or

(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Facility Agent and the Company; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the applicable Agent, the Company and the applicable Lenders. The Facility Agent, the Canadian Facility Agent, any Borrower or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Facility Agent, the Canadian Facility Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the acceptance of a B/A shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Facility Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any amount payable in respect of B/As or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or B/A or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Company from its guarantee under the Guarantee Agreement or limit its obligations thereunder, without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder without the prior written consent of such Agent.

(c) If, in connection with any proposed waiver, amendment or modification of this Agreement or any other Loan Document or any provision hereof or thereof, the consent of one or more of the Lenders whose consent is required is not obtained, then the Company shall have the right to replace each such non-consenting Lender with one or more assignees pursuant to Section 2.19(b); provided that at the time of such replacement, each such assignee consents to the proposed waiver, amendment or modification.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Facility Agent, the Canadian Facility Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Agents and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by either Agent or any Lender, including the fees, charges and disbursements of any counsel for either Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made and the B/As accepted and purchased hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or B/As.

(b) The Company shall indemnify each Agent, each Lead Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or B/A or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (it being understood that, for purposes of this clause, each of a Lead

Arranger, an Agent or a Lender, on the one hand, and their respective officers, directors, employees, agents and controlling persons, on the other hand, shall be considered to be a single party seeking indemnification) or (ii) with respect to any amounts paid pursuant to any settlement made by such Indemnitee without the consent of the Company, which consent shall not be unreasonably withheld.

(c) To the extent that the Company fails to pay any amount required to be paid by it to an Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be (i) was incurred by or asserted against such Agent in its capacity as such. Any payment by a Lender hereunder shall not relieve the Company of its liability in respect thereof.

(d) To the extent permitted by applicable law, each of the Company and the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or B/A or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender or, in the case of a Borrower, each relevant Lender (and any attempted assignment or transfer by the Company or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) with respect to a Lender or, if an Event of Default under clause (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing, any other assignee; and

(B) the Facility Agent; provided that no consent of the Facility Agent shall be required for an assignment to an assignee that is (i) a Lender immediately prior to giving effect to such assignment, (ii) an Affiliate of any such Lender or (iii) an Approved Fund with respect to such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than US$10,000,000 unless each of the Company and the Facility Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (i) or (j) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Facility Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Facility Agent an Administrative Questionnaire;

(E) in the case of an assignment by a Lender to a CLO (as defined below) administered or managed by such Lender or by an Affiliate of such Lender, the assigning Lender may retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO; and

(F) if the assignee is not a Canadian Resident, such assignee shall have a branch or Affiliate that is a Canadian Resident.

For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means, with respect to any Lender, (a) a CLO administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Facility Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, principal amount of the Loans owing to, and amounts in respect of B/As owing to, each Lender pursuant to the terms hereof from time to time (the “Register”), and shall give prompt written notice to the Company of each Assignment and Assumption so accepted and recorded. The entries in the Register shall be conclusive, and the Company, the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Borrowers, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the applicable Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, any Agent or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each of the Company and the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participating interest in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to a Participant shall, as agent of the applicable Borrower solely for the purpose of this Section 9.04(c), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Company. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company and the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans or acceptance of any B/A, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and B/A, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Guarantee Agreement and any separate letter agreements with respect to fees payable to the Facility Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Facility Agent and when the Facility Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any Borrower against any of and all the obligations of the Company or such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement, but only to the extent such obligations are then due and payable. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Company and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or any Borrower or its properties in the courts of any jurisdiction.

(c) Each of the Company and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its designee, appointee and agent to receive and accept for an on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding described in paragraph (b) above. If for any reason such designee, appointee and agent shall cease to act as such, each Borrower agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Agents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Facility Agent and Canadian Facility Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (subject to the last sentence of this paragraph), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or any Borrower, (h) to any party to the Existing Company Credit Agreement, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than the Company or any Borrower. For the purposes of this Section, “Information” means all information received from the Company or any Borrower relating to the Company or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such

Person would accord to its own confidential information. If any Lender receives any subpoena or similar legal process referred to in clause (c) above, such Lender will endeavor, to the extent practicable, to notify the Company and afford the Company an opportunity to challenge the same before disclosing any confidential Information pursuant thereto.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Facility Agent or Canadian Facility Agent could purchase the Specified Currency with such other currency at the Facility Agent’s London office or the Canadian Facility Agent’s Toronto office, respectively, on the Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or any Agent hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or such Agent, as the case may be, in the Specified Currency, the applicable Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent, as the case may be, against such loss.

SECTION 9.15. USA Patriot Act. Each Lender hereby notifies the Company and the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (the “Act”), it is required to obtain, verify and record information that identifies the Company and each Borrower, which information includes the name and address of the Company and each Borrower and other information that will allow such Lender to identify the Company and each Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YUM! BRANDS, INC.,

by

________________________

Name:

Title:

YUM! RESTAURANT HOLDINGS,

by

________________________

Name:

Title:

YUM! RESTAURANTS INTERNATIONAL S.à.R.L., LLC (U.S. BRANCH),

by

________________________

Name:

Title:

YUM! RESTAURANTS INTERNATIONAL (CANADA) LP,

by its general partner YUM! BRANDS CANADA MANAGEMENT HOLDING, INC.,

by

________________________

Name:

Title:

CITIBANK INTERNATIONAL PLC,

individually and as Facility Agent,

by

________________________

Name:

Title:

CITIBANK N.A., CANADIAN BRANCH,

individually and as Canadian Facility Agent,

by

________________________

Name:

Title:

JPMORGAN CHASE BANK, N.A.

by

________________________

Name:

Title:

SCHEDULE A

TO

CREDIT AGREEMENT

INITIAL GUARANTORS

Subsidiary (Jurisdiction of Incorporation)

YGR America, Inc. (Delaware)

Yorkshire Global Restaurants, Inc. (Maryland)

Long John Silver’s, Inc. (Delaware)

LJS Restaurants, Inc. (Delaware)

A&W Restaurants, Inc. (Michigan)

KFC Corporation (Delaware)

Kentucky Fried Chicken Corporate Holdings Ltd. (Delaware)

Kentucky Fried Chicken International Holdings, Inc. (Delaware)

KFC Holding Co. (Delaware)

KFC U.S. Properties, Inc. (Delaware)

Pizza Hut, Inc. (California)

Pizza Hut International, LLC (Delaware)

Pizza Hut of America, Inc. (Delaware)

Taco Bell Corp. (California)

Taco Bell of America, Inc. (Delaware)

SCHEDULE 2.01

To Credit Agreement

COMMITMENTS

Lenders	Commitments
Citibank, N.A., London Branch / Citibank, N.A., Canadian Branch	US$90,000,000.00
JPMorganChaseBank, N.A., London / JPMorgan Chase Bank, N.A. / JPMorganChase Bank, N.A., Toronto Branch	US$90,000,000.00
HSBC Bank USA, NA / HSBC Bank PLC, London / HSBC USA, N.A., Toronto Branch	US$50,000,000.00
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch / Rabobank Nederland, Canadian Branch	US$50,000,000.00
Wachovia Bank N.A., London Branch / Congress Financial Corporation (Canada)	US$35,000,000.00
The Bank of Nova Scotia	US$35,000,000.00
Total	US$350,000,000.00

SCHEDULE 2.13

To Credit Agreement

CALCULATION OF THE MANDATORY COST

1.	General
(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:
(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or
(ii)	the requirements of the European Central Bank.
(b)	The Mandatory Cost is expressed as a percentage rate per annum.
(c)

The “Mandatory Cost” is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule 2.13 on the first day of an Interest Period (or as soon as possible thereafter).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.
(e)	Any determination by the Facility Agent pursuant to this Schedule 2.13 will be, in the absence of manifest error, conclusive and binding on all the Parties.
2.	For a Lender lending from a Facility Office in the U.K.
(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:
(i)

“Facility Office” means, for the purposes of this Schedule 2.13, the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

SCHEDULE 2.13

To Credit Agreement

(ii)

“Fees rules” means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)

“Fee tariffs” means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate);

(iv)	“FSA” means the Financial Services Authority.
(v)

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(vi)	“Tariff base” has the meaning given to it in, and will be calculated in accordance with, the fees rules.
(c)	Each rate calculated in accordance with the formula is, if necessary, rounded to four decimal places.
(d)

If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the FSA, supply to the Facility Agent the rate of charge payable by that Reference Bank to the FSA under the fees rules for that financial year of the FSA (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)

Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and
(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)

The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K..

SCHEDULE 2.13

To Credit Agreement

(g)

The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State
(a)

The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender's share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.
4.	Changes
(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule 2.13 which is required to reflect:
(i)	any change in law or regulation; or
(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).
(b)

If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 2.17

To Credit Agreement

PTR SCHEME

(a) Each Treaty Lender:

(i) irrevocably appoints the Facility Agent to act as syndicate manager under, and authorizes the Facility Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Loans made to the UK Borrower;

(ii) shall co-operate with the Facility Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Facility Agent such information as the Facility Agent may request in connection with the operation of the PTR Scheme;

(iii) without limiting the liability of the UK Borrower or the Company under this Agreement, shall, within 5 Business Days of demand, indemnify the Facility Agent for any liability or loss incurred by the Facility Agent as a result of the Facility Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender's participation in any UK Revolving Loan or UK Swingline Loan; and

(iv) shall, within 5 Business Days of demand, indemnify each of the UK Borrower and the Company for any Tax which the UK Borrower or the Company, as applicable, becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any provisional authority issued in respect of such Treaty Lender by the UK HM Revenue & Customs (“HMRC”) under the PTR Scheme being withdrawn, except and only to the extent that such Treaty Lender would, if a deduction had been required in respect of such payments, have been entitled to receive additional amounts under Section 2.17.

(b) Each of the UK Borrower and the Company acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:

(i) promptly supply to the Facility Agent such information as the Facility Agent may request in connection with the operation of the PTR Scheme; and

(ii) act in accordance with any provisional notice issued by HMRC under the PTR Scheme.

(c) The Facility Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any UK Revolving Loan or UK Swingline Loan to the UK Borrower specified in such provisional authority.

SCHEDULE 2.17

To Credit Agreement

(d) Each of the Company, the UK Borrower and each Lender that is a Foreign Lender with respect to the UK Borrower acknowledge that the Facility Agent:

(i) is entitled to rely completely upon information provided to it in connection with paragraphs (a) or (b) above;

(ii) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, the UK Borrower or the Company providing such information;

(iii) shall have no liability to any person for the accuracy of any information it submits in connection with paragraph (a)(i) above; and

(e) For the avoidance of doubt, nothing in this Schedule 2.17 shall cause the Facility Agent to be liable for (a) any act taken by it (or omission); or (b) any costs, loss or liability suffered by a Treaty Lender, in acting as syndicate manager for the Treaty Lenders under the PTR Scheme.

In this Schedule, the following terms are defined as follows:

“PTR Scheme” means the Provisional Treaty Relief scheme as described in Inland Revenue Guidelines dated January 2003 and administered by the HMRC's Centre for Non-Residents.

“Treaty Lender” means a Lender which (i) is treated as a resident of a Treaty State for the purposes of the Treaty and (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in Loans made to the UK Borrower is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

SCHEDULE 3.06

To Credit Agreement

DISCLOSED MATTERS

1. The matters described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under the captions “Item 3 – Legal Proceedings” and in “Note 21 – Guarantees, Commitments and Contingencies” in the Notes to Consolidated Financial Statements under “Item 8 – Financial Statements and Supplementary Data.”

2. The matters described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 17, 2006 under the captions “Part II – Item 1 – Legal Proceedings” and “Note 12 – Guarantees, Commitments and Contingencies” in the Notes to Condensed Consolidated Financial Statements under “Part I – Financial Information.”

SCHEDULE 3.11

To Credit Agreement

DISCLOSURE

None.

SCHEDULE 6.01

To Credit Agreement

EXISTING INDEBTEDNESS

Indebtedness of Domestic Subsidiaries as of the Effective Date (as defined in the Existing Company Credit Agreement) was US$141,794,000.

SCHEDULE 6.02

To Credit Agreement

EXISTING LIENS

1.                   Liens created and existing pursuant to the sale-leaseback agreements, Master Lease Agreements and related agreements entered into by certain subsidiaries of the Company and evidencing the following sale-leaseback transactions:

Original Transaction Date	Lessor	Lessee
April 30, 2003	GE Capital Franchise Finance Corporation, successor in interest to FFCA Acquistion Corporation	KFC U.S. Properties, Inc.
April 30, 2003 Amended August 15, 2003	Lo Jon Property II LLC	KFC U.S. Properties, Inc.